TO BUSINESS AND REAL ESTATE EDITORS:

       Jones Lang LaSalle Reports Record Third Quarter 2007; Net Income of
                  $46.5 Million, $1.38 Per Share, Up 89 Percent

                  Firm Declares Increased Semi-Annual Dividend

    CHICAGO, Oct. 31 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading integrated global real estate services and money management firm, today reported record net income of $46.5 million, or $1.38 per diluted share of common stock, for the quarter ended September 30, 2007, and net income of $151.7 million, or $4.50 per share, for year-to-date 2007. In 2006, net income for the third quarter was $24.7 million, or $0.73 per share, with year-to-date net income of $95.0 million, or $2.85 per share. Revenue for the third quarter 2007 was $624 million, an increase of 35 percent compared with 2006, and $1.8 billion for the nine months ended September 30, 2007, an increase of 37 percent over the prior year. Operating income for the third quarter 2007 increased 73 percent to $64.5 million from $37.3 million a year ago, and on a year-to-date basis increased 55 percent to $202 million from $130 million in the prior year. The strengthening of foreign currencies against the U.S. dollar contributed $0.11 per share in the third quarter of 2007 and $0.15 per share on a year-to-date basis.

    All investor and occupier service segments achieved robust revenue growth for both the third quarter and year-to-date 2007 compared with the same periods in the prior year. Revenue and operating income growth were particularly strong in the LaSalle Investment Management and Asia Pacific business segments. Operating income in the money management business increased to $28.2 million for the third quarter of 2007 from $10.2 million in the prior year, driven by advisory fees, while Asia Pacific's operating income increased to $6.9 million from a loss of $1.9 million in 2006.

    Third Quarter 2007 Highlights:

    -- Revenue increased 35 percent to $624 million
    -- Operating income increased 73 percent to $65 million
    -- Increased semi-annual dividend declared -- an increase of 43 percent to $0.50 per share


    "These record results demonstrate the strengths of our global platform and comprehensive product and service offerings," said Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle. "While we recognize the uncertainty in the capital markets, particularly in the U.S. and the UK, we expect that the strategic growth investments we have made across our diverse business, and our focus on superior client service, will produce continued solid performance in the fourth quarter and into 2008," Dyer added.

    Operating expenses were $560 million for the third quarter of 2007, an increase of 32 percent over 2006, and $1.6 billion on a year-to-date basis, an increase of 35 percent. Continued additions to client-service staff, both through hiring and acquisitions, and the expansion of offices globally, contributed to increased operating expenses. Higher incentive compensation costs related to the strong revenue and profit performance also resulted in an increase to operating expenses.

    Declaration of Increased Semi-Annual Dividend

    The firm also has announced that its Board of Directors has declared a semi-annual dividend of $0.50 per share of its common stock. The dividend payment will be made on Friday, December 14, 2007, to holders of record at the close of business on Thursday, November 15, 2007. This amount represents an increase of $0.15 per share, or 43 percent, over the amount of the semi-annual dividend that was paid in June 2007. A dividend-equivalent in the same amount also will be paid simultaneously on outstanding but unvested shares of restricted stock units granted under the Company's Stock Award and Incentive Plan.

    Business Segment Third Quarter Performance Highlights

    Investor and Occupier Services

    -- In the Americas region, revenue for the third quarter 2007 was $188 million, an increase of 25 percent over the prior year. Year-to-date revenue was $515 million, an increase of 30 percent over the same period in 2006. Revenue growth in the third quarter over the prior year was driven equally by Transaction Services and Management Services.

       The current quarter's revenue growth benefited from an expanded list of corporate clients that resulted in account management revenue growth of 40 percent over the prior year. Capital Markets also continued its momentum from earlier in the year as revenue in the third quarter increased 41 percent over the prior year. The Public Institutions business had healthy growth over 2006, as revenue increased 80 percent for the third quarter and 40 percent year to date.

       Total operating expenses for both the quarter and year to date increased 25 percent over the prior year due to the addition of a significant number of staff and higher incentive compensation expenses driven by growth in both revenue-generating activities and profit performance.

    -- EMEA's third quarter revenue was $225 million, an increase of 33 percent, and $599 million year to date, an increase of 46 percent over 2006, with robust growth across all businesses. Transaction Services revenue grew 33 percent for the quarter and 48 percent year to date over the prior year, while Management Services revenue grew 36 percent for the quarter and 47 percent year to date.

       Transaction Services revenue benefited from growth in Agency Leasing, Advisory Services and Capital Markets. Agency Leasing revenue increased 55 percent for the quarter and 38 percent year to date over 2006. The growth was driven by increased market share and strong underlying market conditions. Advisory Services revenue increased 68 and 77 percent for the third quarter and year to date, respectively. Capital Markets revenue increased 11 percent for the quarter and 46 percent on a year-to-date basis. The firm's Capital Markets transaction volumes were up slightly during the quarter even though total transaction volumes for the European capital markets as a whole were down 11 percent. This performance reflects the growth in market share from both acquisitions and the hiring of new transactors. During the quarter, both the euro and pound sterling were eight percent stronger than the previous year, which contributed to the U.S. dollar revenue growth.

       Geographically, all countries provided year-over-year revenue growth for both the quarter and year to date, led by England, Germany and Russia. England's revenue increased 23 and 33 percent for the third quarter and year to date, respectively, compared with 2006, benefiting from investments made in 2006 and healthy growth in Management Services. Russia's revenue more than doubled for both the quarter and year to date over the prior year, driven by the increased volume of completed valuations. Germany continued its momentum from earlier in the year as revenue increased 44 percent for the third quarter and 85 percent year to date. Included in EMEA's prior year operating income results was the impact of a significant portfolio sale recorded in the Hotels business.

       Operating expenses increased by 35 percent for the third quarter 2007 compared with the prior year, and increased 40 percent on a year-to-date basis. The increase was due in part to acquisition and integration costs, additional operating costs of acquired companies, and staff additions to service clients and grow market share.

    -- In Asia Pacific, revenue for the third quarter 2007 was $134 million, an increase of 71 percent over the prior year. Year-to-date revenue was $432 million, an increase of more than 100 percent compared with the same period in 2006. The growth for each period is the result of effective execution within improving markets and the acquisition closed in India early in the third quarter of 2007. The strong growth in both Transaction and Management Services revenue resulted from strategic investments made in the region's healthy real estate markets.

       Geographically, the most significant third quarter revenue contributions came both from growth markets (India, Japan, China and Korea) and core markets (Hong Kong, Singapore and Australia). Revenue from the growth markets more than doubled, led by Japan and India, while revenue for the core markets increased 48 percent, led by Australia. On a year-to-date basis, revenue from the growth markets was up more than 100 percent and core markets revenue increased 39 percent compared with the same period in 2006. The third quarter results generated by the entire India business operating as Jones Lang LaSalle Meghraj are included in the region's revenue and operating expenses from the date of acquisition in early July. However, because the acquisition was for an ownership share of less than 100 percent, the portion not belonging to the firm is classified as a minority interest, net of tax, constituting an offset to net income in the consolidated results.

       Operating expenses for the region increased for both the third quarter and year to date compared with 2006, as a result of acquisition-related expenses and higher incentive compensation associated with revenue-generating activities.


    LaSalle Investment Management

       LaSalle Investment Management's revenue was $82.3 million for the third quarter 2007 and $256 million for year-to-date 2007. Revenue for the third quarter 2007 increased 27 percent, while it decreased year to date as a result of the $112.5 million incentive fee generated in the second quarter of 2006.

       The revenue increase in the quarter was driven mainly by the annuity-based business. Advisory fees were $63.6 million for the third quarter, compared with $45.6 million in 2006, an increase of 40 percent over the prior year and an increase of 35 percent, to $172 million, on a year-to-date basis. The growth in the annuity revenue was driven by a continued healthy increase in assets under management as well as new capital commitments in certain funds that generate advisory fees on committed amounts effective from the establishment of the funds. Assets under management were $46.9 billion at the end of the third quarter 2007, an increase of 19 percent over the prior year.

       Incentive fees for the third quarter decreased to $6.0 million compared with $14.7 million in the prior year. While the firm continues to build a portfolio capable of producing incentive fees on a recurring basis, incentive fees vary significantly from period to period due to both the performance of the underlying investments and the contractual timing of the measurement periods for clients.

       LaSalle Investment Management raised more than $3.7 billion of equity during the third quarter 2007, bringing the year-to-date total to $7.9 billion. Global securities mandates accounted for nearly $3.4 billion of the total capital raise for the year, resulting in a net portfolio increase for global securities of $1.8 billion. Investments made on behalf of clients in the third quarter 2007 were $3.9 billion, bringing total investments to $7.3 billion on a year-to-date basis.


    Summary

    Aggressive investments made over the last two years to expand market share and client wins, together with strategic acquisitions, are contributing to the firm's positive results. Despite an uncertain capital markets environment, the globally diverse business platform and service lines have positioned the firm for solid overall performance for the remainder of the year and into 2008.

    About Jones Lang LaSalle
    Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to FORTUNE magazine's "100 Best Companies to Work For" and Forbes magazine's "400 Best Big Companies," has approximately 160 offices worldwide and operates in more than 450 cities in over 50 countries. With 2006 revenue of more than $2.0 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.3 billion square feet worldwide. In 2006, the firm completed capital markets sales and acquisitions, debt financing, and equity placements on assets and portfolios valued at $70.9 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $46.9 billion of assets under management. For further information, please visit our Web site, http://www.joneslanglasalle.com.

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives and dividend payments may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. There can be no assurance that future dividends will be declared since the actual declaration of future dividends and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2006 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and in other reports filed with the Securities and Exchange Commission Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call

    The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, November 1 at 9:00 a.m. Eastern.

    To participate in the teleconference on November 1 at 9:00 a.m. Eastern, please dial into one of the following phone numbers five to ten minutes before the start time:

    -- U.S. callers:              +1 877 809 9540
    -- International callers:     +1 706 679 7364
    -- Pass code:                 19656344


    Replay Information Available: (11:00 a.m. EDT) Thursday, November 1 through Midnight EDT November 8 at the following numbers:

    -- U.S. callers:              +1 800 642 1687
    -- International callers:     +1 706 645 9291
    -- Pass code:                 19656344


    Live webcast
    Follow these steps to listen to the webcast:

    1. You must have a minimum 14.4 Kbps Internet connection
    2. Log on to http://www.videonewswire.com/event.asp?id=42971 and follow instructions
    3. Download free Windows Media Player software: (link located under registration form)
    4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com


    This information is also available on the company's Web site at http://www.joneslanglasalle.com

    If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
         For the Three and Nine Months Ended September 30, 2007 and 2006
                        (in thousands, except share data)
                                   (Unaudited)

                                  Three Months Ended            Nine Months Ended
                                    September 30,                 September 30,
                               2007          2006            2007            2006
Revenue                   $    624,151   $    462,317   $  1,790,291    $  1,309,204

Operating expenses:
  Compensation
   and benefits                412,920        313,711      1,174,842         863,326
  Operating,
   administrative
   and other                   132,828         99,796        375,082         284,353
  Depreciation
   and amortization             13,893         11,523         38,828          31,877
  Restructuring credits             --             --           (411)           (670)

    Total operating
     expenses                  559,641        425,030      1,588,341       1,178,886

    Operating income            64,510         37,287        201,950         130,318

Interest expense,
 net of interest income          4,378          4,112         10,046          11,799
Gain on sale
 of investments                     --             --          6,129              --
Equity in earnings
 from unconsolidated
 ventures                        4,979            773         11,480           9,422

Income before
 provision for
 income taxes                   65,111         33,948        209,513         127,941
Provision for
 income taxes                   17,384          9,251         55,940          33,648
Minority interest,
 net of tax                      1,197             --          1,197              --

Net income before
 cumulative effect
 of accounting change           46,530         24,697        152,376          94,293
Cumulative effect
 of change in
 accounting principle               --             --             --           1,180

Net income                $     46,530   $     24,697   $    152,376    $     95,473

Net income available
 to common shareholders   $     46,530   $     24,697   $    151,704    $     94,951
Basic earnings per
 common share             $       1.44   $       0.77   $       4.73    $       2.99

Basic weighted
 average
 shares outstanding         32,416,773     32,106,994     32,060,102      31,771,247

Diluted earnings
 per common share         $       1.38   $       0.73   $       4.50    $       2.85

Diluted weighted
 average shares
 outstanding                33,610,782     33,751,054     33,701,963      33,319,566

EBITDA                    $     82,185   $     49,583   $    256,518    $    172,275


    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
         For the Three and Nine Months Ended September 30, 2007 and 2006
                                 (in thousands)
                                   (unaudited)

                                     Three Months Ended              Nine Months Ended
                                        September 30,                 September 30,
                                    2007             2006           2007          2006
INVESTOR & OCCUPIER SERVICES
AMERICAS
   Revenue:
     Transaction services        $    93,242    $    75,159    $   251,001    $   189,906
     Management services              87,436         71,774        244,388        198,836
     Equity earnings                   1,262            373          1,682            657
     Other services                    6,026          2,823         18,161          8,256
                                     187,966        150,129        515,232        397,655
   Operating expenses:
     Compensation, operating
      and administrative             161,285        128,159        450,959        358,097
     Depreciation and
      amortization                     6,501          5,852         18,507         16,435
                                     167,786        134,011        469,466        374,532

     Operating income            $    20,180    $    16,118    $    45,766    $    23,123


EMEA
   Revenue:
     Transaction services        $   184,061    $   138,448    $   484,102    $   326,933
     Management services              37,836         27,812        105,100         71,595
     Equity earnings (loss)              174             22            (21)          (284)
     Other services                    2,774          3,406          9,542         10,771
                                     224,845        169,688        598,723        409,015
   Operating expenses:
     Compensation, operating
      and administrative             205,892        152,518        541,448        386,113
     Depreciation and
      amortization                     4,704          3,518         13,151          8,867
                                     210,596        156,036        554,599        394,980

     Operating income            $    14,249    $    13,652    $    44,124    $    14,035


ASIA PACIFIC
   Revenue:
     Transaction services        $    74,008    $    45,019    $   275,916    $   118,856
     Management services              58,054         32,769        150,130         88,650
     Equity earnings (loss)              253           (135)           485          1,714
     Other services                    1,702            622          5,112          3,319
                                     134,017         78,275        431,643        212,539

   Operating expenses:
     Compensation, operating
      and administrative             124,764         78,339        377,480        206,639
     Depreciation and
      amortization                     2,368          1,819          5,998          5,579
                                     127,132         80,158        383,478        212,218

     Operating income (loss)     $     6,885    $    (1,883)   $    48,165    $       321

LASALLE INVESTMENT
 MANAGEMENT
   Revenue:
     Transaction services        $     9,336    $     4,218    $    17,267    $    19,153
     Advisory fees                    63,643         45,595        171,856        126,947
     Incentive fees                    6,033         14,672         57,716        145,982
     Equity earnings                   3,290            513          9,334          7,335
                                      82,302         64,998        256,173        299,417
   Operating expenses:
     Compensation, operating
      and administrative              53,808         54,491        180,038        196,830
     Depreciation and
      amortization                       319            334          1,171            996
                                      54,127         54,825        181,209        197,826

     Operating income            $    28,175    $    10,173    $    74,964    $   101,591


     Total segment revenue           629,130        463,090      1,801,771      1,318,626
     Reclassification of
      equity earnings                 (4,979)          (773)       (11,480)        (9,422)
          Total revenue          $   624,151    $   462,317    $ 1,790,291    $ 1,309,204


          Total segment
           operating expenses    $   559,641    $   425,030    $ 1,588,752    $ 1,179,556


          Operating income
           before
           non-recurring items   $    64,510    $    37,287    $   201,539    $   129,648


    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
              September 30, 2007, December 31, 2006, and September
                                    30, 2006
                                 (in thousands)


                                    September 30,                 September 30,
                                        2007         December 31,     2006
                                    (Unaudited)          2006      (Unaudited)

ASSETS
Current assets:
 Cash and cash equivalents          $    48,172         50,612    $    34,060
 Trade receivables, net of
  allowances                            656,193        630,121        460,862
 Notes and other receivables             46,433         30,079         31,217
 Prepaid expenses                        29,348         28,040         27,535
 Deferred tax assets                     52,382         49,230         36,374
 Other assets                            30,010         19,363         16,860
    Total current assets                862,538        807,445        606,908

 Property and equipment, at cost,
  less accumulated depreciation         165,484        120,376        105,992
 Goodwill, with indefinite useful
  lives, at cost, less
  accumulated amortization              617,748        520,478        512,778
 Identified intangibles, with
  finite useful lives, at cost,
  less accumulated
  amortization                           40,055         37,583         39,837
 Investments in real estate
  ventures                              134,076        131,789        127,487
 Long-term receivables                   32,884         29,781         23,006
 Deferred tax assets                     41,512         37,465         59,547
 Other assets                            48,288         45,031         27,540
                                    $ 1,942,585    $ 1,729,948    $ 1,503,095

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable and accrued
  liabilities                       $   194,971    $   221,356    $   157,705
 Accrued compensation                   470,731        514,586        322,153
 Short-term borrowings                   34,520         17,738         19,220
 Deferred tax liabilities                 2,245          1,426          1,601
 Deferred income                         25,541         31,896         26,921
 Other liabilities                       44,661         43,444         38,140
    Total current liabilities           772,669        830,446        565,740

Long-term liabilities:
 Credit facilities                       83,561         32,398        158,029
 Deferred tax liabilities                 6,978            648          2,273
 Deferred compensation                   49,937         30,668         21,553
 Minimum pension liability               20,581         19,252         17,621
 Deferred business acquisition
  obligations                            47,174         34,178         33,539
 Other liabilities                       43,254         31,978         30,774
    Total liabilities                 1,024,154        979,568        829,529

Minority Interest                        10,236             --             --

Shareholders' equity:
 Common stock, $.01 par value per
  share, 100,000,000 shares
  authorized;
 37,022,323, 36,592,864 and
  36,486,588 shares issued and
  outstanding as of
 September 30, 2007, December 31,
  2006, and September 30, 2006,
  respectively                              370            366            365
 Additional paid-in capital             664,791        676,270        655,290
 Retained earnings                      396,234        255,914        186,979
 Stock held by subsidiary              (219,359)      (197,543)      (162,480)
 Stock held in trust                     (1,894)        (1,427)        (1,405)
 Accumulated other comprehensive
  income (loss)                          68,053         16,800         (5,183)
    Total shareholders' equity          908,195        750,380        673,566
                                    $ 1,942,585    $ 1,729,948    $ 1,503,095


    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
              For the Nine Months Ended September 30, 2007 and 2006
                                 (in thousands)
                                   (Unaudited)

                                             Nine Months Ended
                                                September 30,
                                             2007         2006

Cash provided by operating activities     $ 153,418    $ 154,184
Cash used in investing activities          (150,622)    (268,971)
Cash (used in) provided by financing
 activities                                  (5,236)     120,189
          Net (decrease) increase in         (2,440)       5,402
           cash and cash equivalents
Cash and cash equivalents, beginning of
 period                                      50,612       28,658
Cash and cash equivalents, end of
 period                                   $  48,172    $  34,060


    Please reference attached financial statement notes.


                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies. Below is a reconciliation of net income to EBITDA (in thousands):



                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                   2007       2006       2007      2006

Net income                      $ 46,530   $ 24,697   $151,704   $ 94,951
Add:
Interest expense, net of
 interest income                   4,378      4,112     10,046     11,799
Provision for income taxes        17,384      9,251     55,940     33,648
Depreciation and amortization     13,893     11,523     38,828     31,877
EBITDA                          $ 82,185   $ 49,583   $256,518   $172,275


    Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                   Three Months Ended        Nine Months Ended
                                      September 30,            September 30,
                                      2007      2006          2007       2006

Net cash provided by
 operating activities           $ 133,115    $ 186,225    $ 153,418   $ 154,184
Add:
Interest expense, net of
 interest income                    4,378        4,112       10,046      11,799
Change in working capital
 and non-cash expenses            (86,585)    (161,528)      (1,714)    (59,233)
Depreciation and amortization      13,893       11,523       38,828      31,877
Provision for income taxes         17,384        9,251       55,940      33,648
EBITDA                          $  82,185    $  49,583    $ 256,518   $ 172,275



    2. Net debt represents the aggregate of Short-Term Borrowings and Credit Facilities, less Cash and Cash Equivalents.

    3. For purposes of segment operating results, the allocation of restructuring charges to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

    4. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, to be filed with the Securities and Exchange Commission shortly.

    5. Earnings per common share is calculated by dividing net income available to common shareholders by weighted average shares outstanding.

                                     Three Months Ended          Nine Months Ended
                                        September 30,              September 30,
                                     2007         2006         2007           2006
Net income before
 cumulative effect of change
 in accounting principle       $    46,530   $    24,697   $   152,376   $    94,293
Cumulative effect of change
 in accounting principle                --            --            --         1,180

Net income                          46,530        24,697       152,376        95,473
Dividends on unvested
 common stock                           --            --           672           522
Net income available to
 common shareholders           $    46,530   $    24,697   $   151,704   $    94,951

Basic weighted average
 shares outstanding             32,416,773    32,106,994    32,060,102    31,771,247

Basic income per common
 share before cumulative
 effect of change in
 accounting principle and
 dividends on unvested
 common stock                  $      1.44   $      0.77   $      4.75   $      2.97
Cumulative effect of
 change in accounting
 principle                              --            --            --          0.04
Dividends on unvested
 common stock                           --            --          0.02          0.02
Basic earnings per common
 share                         $      1.44   $      0.77   $      4.73   $      2.99

Diluted weighted average
 shares outstanding             33,610,782    33,751,054    33,701,963    33,319,566

Diluted income per common
 share before cumulative
 effect of change in
 accounting principle and
 dividends on unvested
 common stock                  $      1.38   $      0.73   $      4.52   $      2.83
Cumulative effect of
 change in accounting
 principle                              --            --            --          0.04
Dividends on unvested
 common stock                           --            --          0.02          0.02
Diluted earnings per
 common share                  $      1.38    $     0.73   $      4.50   $      2.85

    6. Europe, Middle East, Africa -- EMEA; previously referred to as Europe.